Exhibit 4.21
SECOND AMENDMENT TO THE
REVOLVING TRADE
RECEIVABLES PURCHASE AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 27 day of September, 2022.
BETWEEN:
CELESTICA INC.,
(hereinafter referred to as the “Servicer”),
- and -
CELESTICA LLC,
CELESTICA HOLDINGS PTE LTD,
CELESTICA HONG KONG LTD.,
CELESTICA (ROMANIA) S.R.L.,
CELESTICA JAPAN KK,
CELESTICA OREGON LLC,
CELESTICA ELECTRONICS (M.) SDN. BHD.,
CELESTICA PRECISION MACHINING LTD.,
- and -
CELESTICA INTERNATIONAL LP, by its general partner, Celestica International GP Inc..
(hereinafter referred to collectively as the “Sellers”),
-
- and -
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, NEW YORK BRANCH
        - and -
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (CANADA BRANCH),
(hereinafter each referred to as “Purchaser”, and together as the “Purchasers”)
WHEREAS the Sellers, the Servicer and the Purchasers are parties to a Revolving Trade Receivables Purchase Agreement, dated as of March 6, 2020, as amended by the First Amendment thereto dated as of February 4, 2022 (as so amended, the “Receivables Purchase Agreement”);
WHEREAS the Sellers, the Servicer and the Purchasers now wish to further amend the Receivables Purchase Agreement by this Second Amendment to the Revolving Trade Receivables Purchase Agreement (this “Amending Agreement”);
Celestica – Second Amendment to Revolving Trade
Receivables Purchase Agreement

AND WHEREAS Section 8.1 of the Receivables Purchase Agreement permits written amendments thereto with the written consent of each of the Sellers, the Servicer and, the Purchasers;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:
1.Defined Terms: All capitalized terms and expressions used and not otherwise defined in this Amending Agreement including in the recitals hereto shall have the meanings specified in the Receivables Purchase Agreement.
2.Amendments of Definitions in Section 1.1:
(a)The following definitions are amended and restated in their entirety as follows:
“Discount Rate”: means, with respect to any Receivable, a rate per annum equal to the sum of (i) Applicable LIBOR as determined by the applicable Purchaser for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable, plus (ii) the Applicable Margin for the Obligor of such Receivable, provided that, commencing with any Purchase Date on or after January 1, 2022 in respect of Receivables denominated in Dollars, a rate per annum equal to the sum of (i) Term SOFR plus (ii) the Applicable Margin for the Obligor of such Receivable, provided however that in no event shall the Discount Rate exceed a per annum rate that would result in more than a five percent (5%) discount on the total amount of a Receivable (i.e., discounting any such receivable so that the receivables would be sold for less than “95 cents on the dollar").
“Maximum Facility Amount”: means the lower of (i) $405,000,000 (including the Purchasing Participants) and (ii) the aggregate of the Obligor Limits, or the equivalent amount in other currencies, it being understood that the Maximum Facility Amount for the Purchasers is $235,000,000 (excluding the Purchasing Participants).
"Purchase Date" each date determined in accordance with Section 2.2(a) prior to the Availability Termination Date on which a Seller proposes to sell to the Purchasers ownership interests in the Scheduled Receivables identified in the related Purchase Notice.
(b)The following new definitions are hereby included to be inserted in the correct alphabetical order:
“Declining Participant” has the meaning in Section 2.2(c).
“Defaulting Participant” has the meaning in Section 2.2(f).
“Defaulted Share” has the meaning in Section 2.2(f).
“Purchasing Participants” means each financial institution approved by the Servicer in writing that has entered into a participation agreement with the Canadian Purchaser for the purchase of participation interests from the Canadian Purchaser in specified Canadian Purchaser Receivables on terms, and subject to conditions, agreed between the respective Purchasing Participant and the Canadian Purchaser.

“Second Amendment”: the Second Amendment to the Revolving Trade Receivables Purchase Agreement dated as of September 27, 2022 by and among the Servicer, the Sellers and the Purchasers.
3.Amendments to Schedules: Schedule K to the Receivables Purchase Agreement is hereby amended and restated in its entirety, as follows:
“Schedule K

Tenor	Percentage
Overnight	.10
One month	.10
Three months	.20
Four months	.20
4.Amendment of Section 2.2.    Section 2.2 is hereby amended and restated in its entirety as follows:
Procedure for Making Purchases
(a)    On any Business Day during the term of this Agreement, the Servicer may deliver to the Purchasers a fully completed Purchase Notice with respect to Scheduled Receivables set forth on Schedule A thereto or submit, via the PrimeRevenue System, a Purchase Notice with respect to the Scheduled Receivables submitted onto the PrimeRevenue System. Each Purchase Notice delivered prior to 11:00 a.m. (Toronto time) on any Business Day shall be deemed to have been made on such Business Day and, except as may be agreed by the Purchasers and the Servicer, the applicable Purchase Date shall be the second (2nd) Business Day after such date, and each Purchase Notice delivered after 11:00 a.m. (Toronto time) on any Business Day shall be deemed to have been made on the next Business Day and, except as may be agreed by the Purchasers and the Servicer, the applicable Purchase Date shall be the second (2nd) Business Day after the date such Purchase Notice is deemed received. The delivery or submission of such Purchase Notice shall be and be deemed for all purposes hereunder as, an offer by the Seller of such Scheduled Receivables to sell to the Purchasers such Scheduled Receivables. The Purchasers, in their sole and absolute discretion, may elect to accept or reject the offer to purchase such Scheduled Receivables, in whole or in part.
(b)    The Servicer and the Sellers acknowledge and agree that at the request of the Servicer participation interests in Canadian Purchaser Receivables will be offered for sale by the Canadian Purchaser to the Purchasing Participants, pursuant to the terms and subject to the conditions of participation agreements entered into between each Purchasing Participant and the Canadian Purchaser. While the Canadian Purchaser will be the nominal purchaser of any such Scheduled Receivables taken up by Purchasing Participants, on the terms and subject to the conditions of such participation agreements, the Purchasers' notice of acceptance of the offer to purchase any such Receivables will identify which Receivables (or portions thereof) will be acquired for the benefit of a Purchasing Participant and the participation percentage of the Purchasing Participant in such Receivables. The Purchasers shall have no liability, contingent or otherwise, for payment of the portion of the Purchase Price allocable to a Purchasing Participant or any loss resulting from the non-payment of such amounts.

(c)    If any Purchasing Participant declines (or is deemed to have declined) to fund its participation percentage of the applicable Canadian Purchaser Receivables (a “Declining Participant”) , then by no later than 4:30 p.m. on the second (2nd) Business Day prior to such Purchase Date, the Purchasers shall notify the Servicer of such Declining Participant, and the applicable Purchase Notice shall be deemed withdrawn.
(d)    Upon receipt by the Servicer of any notice in accordance with Section 2.2(c), the Servicer shall, at its option and in its sole discretion, submit a new Purchase Notice for a reduced amount of Eligible Receivables that are Canadian Purchaser Receivables so that the Purchase Price of such Canadian Purchaser Receivables shall be equal to or less than the aggregate amount to be funded by the Purchasers and the applicable non-Declining Participant. Any submission of a new Purchase Notice to be made in pursuant to this Section 2.2(d) shall be made in accordance with Section 2.2(a) as if it had not been previously submitted, except that the Purchasers shall distribute such Purchase Notice only to the applicable non-Declining Participant; provided, that the participation percentage of the non-Declining Participant with respect to any revised Canadian Purchaser Receivables subject to such Purchase Notice shall be an amount, stated as a percentage rounded up, if necessary, on a pro rata basis so that the aggregate percentage interests of the Canadian Purchaser and the non-Declining Participant shall equal one hundred percent (100%), equal to (x) the Dollar amount of the Canadian Purchaser’s and the non-Declining Participant’s percentage interest in the Purchase Price of the Canadian Purchaser Receivables included in the original Purchase Notice, divided by (y) the Purchase Price of the revised Canadian Purchaser Receivables included in such revised Purchase Notice.
(e)    If the Purchasers and the Purchasing Participants or the non-Declining Participant, as the case may be, accept an offer, then no later than 4:30 p.m. on the second (2nd) Business Day prior to such Purchase Date, the Purchasers shall notify the Servicer and shall identify the Scheduled Receivables that they have agreed to purchase on the Purchase Date therefor, subject to the terms and conditions set forth herein, and (i) each Purchaser shall purchase from each relevant Seller the accepted Scheduled Receivables and Related Security to be sold by such Seller (allocated to each Purchaser as set out below), and (b) each such Seller shall sell and assign to the relevant Purchaser all of such Seller’s right, title and interest in and to such Scheduled Receivables and Related Security as absolute owner thereof.
Purchase Price. On each Purchase Date, each Purchaser shall pay to the applicable Seller a purchase price (the “Purchase Price”) for each Scheduled Receivable purchased by it on such Purchase Date calculated as follows:
PP = NFV – Discount
In which:
Term            Definition
“Discount”    equals    NFV x DR x (DP/360)
“PP”     equals        Purchase Price of such Receivable
“NFV”    equals    Net Face Value of such Receivable as of such Purchase Date
“DR”    equals    Discount Rate applicable to such Receivable

“DP”    equals    Discount Period applicable to such Receivable
The parties acknowledge and agree that any Receivables that are Canadian Purchaser Receivables shall be purchased solely by the Canadian Purchaser and notwithstanding anything to the contrary herein, U.S. Purchaser shall not be liable for the payment of the Purchase Price therefor. The parties further acknowledge and agree that any Receivables that are U.S. Purchaser Receivables shall be purchased solely by the U.S. Purchaser and notwithstanding anything to the contrary herein, Canadian Purchaser shall not be liable for the payment of the Purchase Price therefor.
Notwithstanding anything to the contrary, unless and until the Purchasers shall have received each Purchasing Participant’s participation percentage interest of the Purchase Price in connection with any requested purchase of Canadian Purchaser Receivables hereunder, the Purchasers shall have no obligation to make any purchase of a Canadian Purchaser Receivable then offered.
(f)    In the event any Purchasing Participant (a “Defaulting Participant”) fails to make its participation percentage of the applicable Purchase Price (or any portion thereof) available to the Purchasers in accordance herewith (such amount, the “Defaulted Share”), then, unless a non-Defaulting Participant or the Canadian Purchaser shall have agreed to purchase such Defaulting Participant’s Defaulted Share in such amount and on such terms as may be agreed amongst the Servicer, such non-Defaulting Participant and the Canadian Purchaser, the Canadian Purchaser shall:
(i)    On or before 4:30 p.m. on such Purchase Date, revise the applicable Canadian Purchaser Receivables then offered by reducing (in its reasonable discretion) the number of Eligible Receivables subject thereto so that the Purchase Price of the revised Canadian Purchaser Receivables shall be equal to or less than the aggregate amount funded by such non-Defaulting Participant and the Canadian Purchaser and send such revised list of Receivables to the Servicer and the non-Defaulting Participant; and
(ii)    Prior to the close of business on such Purchase Date, return any amount funded by such non-Defaulting Participant in excess of the Aggregate Purchase Price paid with respect to any revised list of Receivables to the non-Defaulting Participant.
5.Amendment of Section 2.12(c).    Clause (c) of Section 2.12 is hereby deleted in its entirety and clause (d) is restated as clause (c) and amended and restated as follows:
(c)    The Purchasers shall have the right to net and set-off against all amounts payable to the applicable Seller’s Account the amount of any indemnity or Deemed Collection then owing by any Seller provided such amounts are denominated in the same currency.
6.Representations and Warranties To induce the Purchasers to enter into this Amending Agreement, the Guarantor and each of the Sellers hereby jointly and severally make the following representations and warranties (provided that Celestica Romania shall only be responsible hereunder for its own representations and warranties):
(a)The Guarantor and each of the Sellers hereby represent and warrant as of the date of this Amending Agreement that no Termination Event or Incipient Termination Event has occurred and is continuing.

(b)The Servicer and each Seller, as of the date hereof, hereby represents and warrants that the execution, delivery and performance of this Amending Agreement and any and all other agreements, documents and instruments executed and/or delivered in connection herewith have been duly authorized by all requisite action on the part of the Servicer and the Sellers, constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms and that this Amending Agreement has been duly executed and delivered on behalf of the Servicer and each Seller.
(c)The Guarantor and each of the Sellers hereby represent and warrant as of the date of this Amending Agreement and as of the Effective Date (as defined below) that since the date of the most recent financial statements made available to the Purchasers there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.
7.Ratification Except for the specific changes and amendments to the Receivables Purchase Agreement contained herein, the Receivables Purchase Agreement and all related documents are in all other respects ratified and confirmed and the Receivables Purchase Agreement as amended hereby shall be read, taken and construed as one and the same instrument.
8.Counterparts This Amending Agreement may be executed by one or more of the parties to this Amending Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of this Amending Agreement signed by all the parties shall be lodged with the Servicer and the Purchasers.
9.Confirmation of Guarantee Guarantor hereby confirms and agrees that (i) the Guarantee is and shall continue to be in full force and effect and is otherwise hereby ratified and confirmed in all respects; and (ii) the Guarantee is and shall continue to be an unconditional and irrevocable guarantee of all of the Obligations (as defined in the Guarantee).
10.Further Assurances Each party shall, and hereby agrees to, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as are reasonably required for the purpose of accomplishing and effecting the intention of this Amending Agreement.
11.Conditions to Effectiveness This Amending Agreement shall become effective (such date being the “Effective Date”) upon receipt by the Purchasers of counterparts hereof, duly executed and delivered by each of the parties hereto. The Purchasers shall inform the Guarantor and the Sellers of the occurrence of the Effective Date.
12.Successors and Assigns This Amending Agreement shall be binding upon and inure to the benefit of the Sellers, the Servicer, the Purchasers, and their respective successors and permitted assigns.
13.Governing Law This Amending Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

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IN WITNESS WHEREOF, the parties hereto have caused this Amending Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CELESTICA INC., as Servicer and as Guarantor By: /s/ Enzo Vigna_________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA LLC By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
CELESTICA HOLDINGS PTE LTD By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
CELESTICA HONG KONG LTD. By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
CELESTICA (ROMANIA) S.R.L. By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
Signature Page to Second Amendment to Revolving Trade Receivables Purchase Agreement

CELESTICA JAPAN KK By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
CELESTICA ELECTRONICS (M) SDN. BHD. By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
CELESTICA OREGON LLC By: /s/ Enzo Vigna__________________ Name: Enzo Vigna Title: Authorized Signatory
CELESTICA PRECISION MACHINING LTD. By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
CELESTICA INTERNATIONAL LP, by its general partner, Celestica International GP Inc. By: /s/ Enzo Vigna Name: Enzo Vigna Title: Authorized Signatory
Signature Page to Second Amendment to Revolving Trade Receivables Purchase Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, NEW YORK BRANCH, as Purchaser
By:    /s/ Gustavo Rizzo
Name: Gustavo Rizzo
Title: Director
By:    /s/ Thibault Berger
Name: Thibault Berger
Title: Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (CANADA BRANCH), as Purchaser
By:    /s/ Mona Ghazzaoui
Name: Mona Ghazzaoui
Title: Managing Director
By:    /s/ Matthieu Honore (CA-CIB)
Name: Matthieu Honore
Title: Director

Signature Page to Second Amendment to Revolving Trade Receivables Purchase Agreement